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Exhibit 10.8

FARMOUT AGREEMENT

        This Farmout Agreement (this "Agreement") is made and entered into this 29th day of September, 2008, but effective as of September 30, 2008 (the "Effective Date"), by and among Dominion Exploration & Production, Inc. ("DEPI"), Dominion Appalachian Development, LLC and Dominion Transmission, Inc., (all of such entities collectively, "Farmor") and Antero Resources Appalachian Corporation ("Farmee"). Farmor and Farmee are collectively referred to herein as the "Parties" and each of Farmor and Farmee are sometimes referred to herein individually as a "Party".

        WHEREAS, the Parties entered into that certain Amended and Restated Farmout Acquisition Agreement dated September 23, 2008 (the "Acquisition Agreement"), whereby in return for the execution and delivery of this Agreement and the payment of the amounts set forth in the Acquisition Agreement, Farmor agreed to convey to Farmee all of Farmor's right, title and interest in and to certain leases covering lands in Allegheny, Armstrong, Beaver, Butler, Fayette, Greene, Indiana, Washington and Westmoreland Counties in Pennsylvania and Doddridge, Harrison, Marion, Marshall, Monongalia and Wetzel Counties in West Virginia (such leases, as more particularly described in the Assignment, as hereinafter defined, the "Leases"), insofar and only insofar as such Leases cover depths and formations from the top of the Rhinestreet formation (as seen by the Bear Rocks #1 well, API number 37-051-22785, at a depth of 4805') to five hundred feet (500') below the top of the Helderberg formation (with the top of the Helderberg formation as seen by the Bear Rocks #1 well, API number 37-051-22785, at a depth of 7577') (such depths and formations, the "Target Formations");

        WHEREAS, pursuant to the Acquisition Agreement and by that certain Partial Assignment of Oil and Gas Leases of even date herewith between Farmor and Farmee (the "Assignment"), Farmor has conveyed to Farmee its interests in the Leases as limited to the Target Formations (as more particularly described in the Assignment, the "Leasehold Rights");

        WHEREAS, pursuant to the Assignment, Farmor retained all rights under the Leases except for the Leasehold Rights (as more particularly described in the Assignment, the "Retained Rights"); and

        WHEREAS, as part of the consideration for such Assignment and the Leasehold Rights acquired by Farmee thereunder, Farmee has agreed to certain drilling and other obligations set forth in this Agreement.

        NOW, THEREFORE, for and in consideration of the Assignment, the mutual covenants of the Parties and other good and valuable consideration, the Parties hereby agree as follows:

1.     DRILLING COMMITMENT:

        (a)   Farmee shall be required to drill (or participate, including by way of farmout, in the drilling by third parties) to the Target Formations on the Leases or lands pooled or unitized therewith (collectively, the "Contract Area") the following minimum number of wells (the "Obligation Wells" and each such well, an "Obligation Well") as of the time periods indicated (each such time period, a "Calendar Period")

Annual Wells	Cumulative Obligation Wells
Effective Date through December 31, 2009: eight (8) wells;	8
January 1, 2010 through December 31, 2010: sixteen (16) wells;	24
January 1, 2011 through December 31, 2011: twenty-four (24) wells;	48
January 1, 2012 through December 31, 2012: twenty-four (24) wells;	72
January 1, 2013 through December 31, 2013: twenty-four (24) wells;	96
January 1, 2014 through December 31, 2014: twenty-four (24) wells;	120
January 1, 2015 through December 31, 2015: twenty-four (24) wells;	144
January 1, 2016 through December 31, 2016: twenty-four (24) wells;	168
January 1, 2017 through December 31, 2017: eleven (11) wells;	179

        (b)   Notwithstanding anything to the contrary herein, in the event that Farmee drills (or participates, including by way of farmout, in the drilling by third parties) any number of Obligation Wells within the Contract Area that are in excess of the required minimum Obligation Wells in any Calendar Period under Section 1(a) hereof, then those number of Obligation Wells in excess of such required minimum Obligation Wells for such Calendar Period shall be credited to Farmee's drilling obligations in subsequent Calendar Periods on a cumulative basis. By way of example only, if during the Calendar Period of 2009, Farmee drills (or participates, including by way of farmout, in the drilling by third parties) 28 Obligation Wells, then Farmee shall be deemed to have satisfied its drilling obligations for the Calendar Periods of 2009 and 2010 and it shall be credited with drilling 4 of the Obligation Wells required to be drilled in the Calendar Period of 2011.

        (c)   It is anticipated by the Parties that the majority of the Obligation Wells will be horizontal wells with the horizontal portion of each wellbore being of a reasonable and practical length given the geological, leasehold and surface conditions. Notwithstanding the foregoing, and unless the Parties otherwise agree, to qualify as a horizontal well hereunder, once the wellbore reaches the Target Formations in no event shall the lateral length of such horizontal wellbore be less than 1,600 feet in length within the Target Formations; provided, however, that Farmee shall be permitted to drill Obligation Wells that are vertical but such vertical wells shall count as only 0.5 of an Obligation Well required to be drilled pursuant to Section 1(a) hereof.

2.     CONSULTATION REGARDING OPERATIONS:

        The Parties agree to meet on a Calendar Quarter basis to consult with each other regarding each Party's drilling plans and surface operations within the Contract Area (the "Quarterly Meetings"). No later than thirty (30) days prior to each scheduled Quarterly Meeting, each Party will provide to the other Party its anticipated drilling plans for the following Calendar Quarter. Each of the Parties shall use their reasonable efforts to cooperate with each other in their respective operations. Notwithstanding anything to the contrary set forth herein, Farmee shall not be permitted to drill any well in the Contract Area which is within the closer of (i) the boundaries of an existing voluntary well unit (as set forth on the plat for such well); or (ii) the smallest radius possible to encompass one hundred sixty (160) acres surrounding any then existing well not unitized (as measured by each well's current or proposed surface location) unless Farmee obtains the prior written consent of Farmor; provided, however, that the limitations set forth in subsections (i) and (ii) shall not apply to wells in which Farmee owns an interest and shall be limited to those wells producing from the Target Formations as set forth in Exhibit "B" attached hereto and incorporated by reference herein. "Calendar Quarter" means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following

September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31.

3.     GEOLOGICAL, TECHNICAL, OPERATIONAL AND REPORTING REQUIREMENTS:

        With respect to each well drilled by Farmee (or in which Farmee participates, including by way of farmout, in the drilling with third parties) in the Contract Area, Farmee agrees to provide and perform those services outlined in Exhibit "A". Farmee shall be required to provide to Farmor, upon Farmor's request, any production data or reports which indicate gross production by month for each well drilled by Farmee (or in which Farmee participates, including by way of farmout, in the drilling with third parties) in the Contract Area.

4.     EARNING EVENT:

        With respect to any Obligation Well, an "Earning Event" shall occur at such time as such Obligation Well is completed as a well capable of producing oil and/or gas in paying quantities or, if based upon logs and other data pertaining to such Obligation Well, Farmee determines (in Farmee's sole and reasonable judgment) that an attempt to complete such Obligation Well as a commercial producer would not be prudent or economical, then at such time as such Obligation Well is plugged and abandoned by Farmee.

5.     LEASE MAINTENANCE—RENTALS:

        For a period of one hundred and eighty (180) days following the date of this Agreement (the "Transition Period"), Farmor shall continue to pay or cause to be paid all delay rental and similar payments (other than shut-in royalties attributable to any Retained Rights) necessary to maintain the Leases in full force and effect without production and Farmee shall reimburse Farmor within thirty (30) days following its receipt of an invoice for such payments, together with proof of Farmor's payment of the same. Following the expiration of the Transition Period through December 31, 2017, Farmee shall pay or cause to be paid such payments and within thirty (30) days following such payment, Farmee shall provide to Farmor proof of Farmee's payment of the same. Farmor shall provide Farmee, monthly, on or before the 10th day of each month, a report setting out the well status of Farmor's wells on the Leases. Such report will indicate if any wells are shut-in or there exists a proposal to shut-in any well at any time during the next succeeding three (3) months and if shut-in or other delay rental payments are required to be made with respect thereto and if such payments have been made where applicable.

6.     ABANDONMENT AND RESTORATION OF PREMISES:

        In the event that (a) in the case of Farmee, any well drilled by or on behalf of Farmee on the Contract Area is not capable of producing oil and/or gas in paying quantities or a producing well ceases to produce oil and/or gas in paying quantities, or (b) in the case of Farmor, any well drilled by or on behalf of Farmor on the Leases (or lands pooled therewith) is not capable of producing oil and/or gas in paying quantities and there are no other wells capable of production in paying quantities on the respective Lease (or lands pooled therewith), or a producing well ceases to produce oil and/or gas in paying quantities and such well is the only well capable of production in paying quantities on the respective Lease (or lands pooled therewith) (in either case, Farmee or Farmor, as applicable, being an "Abandoning Party"), and such Abandoning Party desires to plug and abandon such well, then such Abandoning Party shall provide written notice (or if during the drilling of such well, oral notice) (any such notice, the "Abandonment Notice") to the non-abandoning Party at least thirty (30) days (or, if during the drilling of such well, 24 hours) prior to the anticipated plugging and abandonment of such well in order to permit such non-abandoning Party the option, in its sole discretion, to take over operation of such well. In the event that such non-abandoning Party desires to take over the operation of such well, then such non-abandoning Party shall provide written notice (or, if during the drilling of such well, oral notice) (the "Take Over Notice") to the Abandoning Party within thirty (30) days (or, if during the drilling of such well, 24 hours) of receiving such Abandonment Notice applicable thereto. Promptly following such receipt of such Take Over Notice, such Abandoning Party shall assign to such non-abandoning Party, free and clear of all encumbrances created by such Abandoning Party, all of its right, title and interest in such well pursuant to a mutually agreeable form of assignment containing no warranties except for a special warranty of title by, through and under the Abandoning Party. If a non-abandoning Party takes over the operations of any such well, then such non-abandoning Party agrees to plug and abandon such well and reclaim, restore and clean up the drillsite location and access routes associated therewith in accordance with all applicable rules, regulations and laws and the terms of the applicable Lease. If such non-abandoning Party does not elect to take over the operations of such well within the time period specified, then the Abandoning Party agrees to plug and abandon such well and reclaim, restore and clean up the drillsite location and access routes associated therewith in accordance with all applicable rules, regulations and laws and the terms of the applicable Lease. All oral notices provided under this Section 6 shall be followed with written notice as soon as reasonably practicable.

7.     SEISMIC AND OTHER INFORMATION:

        From time to time, upon reasonable notice and during normal business hours, each Party shall have access to all records, documents and data pertaining to the Leases, including but not limited to, seismic information, abstracts, supplemental abstracts, title opinions, surveys and production reports in the possession of the other Party, but (a) only to the extent that such other Party may grant such access without violating any confidentiality or other obligation to any third party (provided that such other Party shall use its commercially reasonable efforts to have such obligations waived by such third party or otherwise satisfied) or waiving any attorney client privilege, and (b) excluding all such records, documents and data (other than seismic records, documents and data which shall be governed by the terms and provisions of the Seismic Agreement attached hereto as Exhibit "C") relating solely to the Retained Rights. To the extent that either Party desires to have access to seismic records, documents or data of the other Party, then the Parties shall enter into a Seismic Agreement in the form of Exhibit "C" attached hereto (a "Seismic Agreement") under which such accessing Party shall be the "Licensee" thereunder. No representation or warranty, express or implied, shall be given by a Party regarding any such records, documents or data to which the other Party is granted access hereunder or a Seismic Agreement.

8.     JOINT USE OF CONTRACT AREA/FARMOR RIGHT OF ACCESS:

        (a)   The Parties understand that each Party may have existing or future wells, pipelines and access roads located within the Contract Area, and no Party shall unreasonably interfere with or impede the operations of the other Party under the Leases or otherwise within the Contract Area. Upon request by a Party, the other Party may permit such requesting Party the right to utilize any existing well pads and other surface facilities (other than pipelines or gathering systems) on such Leases of such non-requesting Party. Should such requesting Party be granted such utilization rights, such requesting Party agrees to make repairs for any damage to and to share in the cost of maintenance of any shared facilities for so long as the requesting Party continues to share such facilities with the non-requesting Party.

        (b)   Whenever the Parties are drilling, operating or maintaining wells on the Contract Area at the same time, then the Parties shall cooperate with each other in a reasonable commercial manner so that such parallel activities can be accommodated.

        (c)   Farmee agrees that Farmor shall have the right of access to, and inspection of, any of Farmee's wells in the Contract Area during drilling, completion, production, operation and plugging phases of any of Farmee's wells drilled in the Contract Area.

        (d)   Each of the Parties agrees not to amend, breach, default or (subject however to Section 6 above) cause the termination of the terms of the Leases and to comply, in all material respects, with the terms of the Leases.

        (e)   To the extent that each Party is not restricted from granting such access, each Party shall have the right to use any access roads constructed by the other Party for the non-constructing Party's oil and gas operations related to its operations upon the Leases. The non-constructing Party shall indemnify the other Party from any claims, damages or injuries that arise from such non-constructing Party's or its representatives' or contractors' use of such access roads, and each Party, for so long as such access roads are used jointly by the Parties, shall (i) promptly repair any and all damages that such Party or its representatives or contractors may cause to such access roads; and (ii) participate in the further maintenance of such access roads.

9.     LIABILITY AND INDEMNITY:

        (a)   Neither Party shall have any control over the drilling, testing, completing or other operations of the other Party upon the Leases and each Party shall be responsible for all costs and expenses incurred by such Party in connection with such operations including, without limitation, the proper payment of royalties. Each Party (an "Indemnifying Party") shall defend, indemnify and hold the other Party and such Party's Affiliates (as defined in the Acquisition Agreement), equity holders, officers, directors, employees and agents (all of such persons and entities, the "Indemnified Party") harmless from and against all claims, losses, damages, expenses, causes of action or lawsuits of every kind and character, including, without limitation, those lawsuits and/or claims brought by such Indemnifying Party's contractors, sub-contractors or the employees thereof, or such Indemnifying Party's employees, or any lessor or land owner associated with the Leases, arising out of or resulting from such Indemnifying Party's operations and with respect to the proper payment of royalties, and each Party shall keep the lands covered by the Leases, such Party's wells and all permanently installed equipment used in connection with such operations free and clear of all liens for delinquent monies.

        (b)   Each Indemnifying Party shall additionally assume all liability for and defend, indemnify and hold each Indemnified Party harmless from and against any penalty, loss, injury or damage arising from pollution, contamination or environmental damage of any kind, which arises out of or results from such Indemnifying Party's or its contractors' or subcontractors' operations, including, without limitation, spills of materials such as fuels, lubricants, motor oils, pipe dope, paints and garbage, and such Indemnifying Party shall control and remove such pollution or contamination.

10.   ASSUMPTION OF OBLIGATIONS:

        As between the Parties hereto, Farmee shall assume all of the obligations of Farmor under the Leases with respect to the Target Formations. Farmee shall comply with all laws, rules and regulations of governmental subdivisions, regulatory bodies, or agencies having jurisdiction over such operations or the premises.

11.   INSURANCE:

        While conducting any operations hereunder, Farmee shall carry insurance in not less than the following amounts, and furnish Farmor with certificates evidencing same, to wit:

        (a)   General Liability:

    Property Damage—$1,000,000.00 each occurrence
    Bodily Injury—$1,000,000.00 each occurrence

    Such general liability coverage shall provide coverage for Farmee's contractual liabilities and indemnities assumed hereunder, as well as coverage for sudden and accidental pollution.

        (b)   Automobile Liability: (which shall include non owners liability coverage)

    Property Damage—$1,000,000.00 each occurrence
    Bodily Injury—$1,000,000.00 each occurrence

        (c)   Workers' Compensation:

    Workers' Compensation and Occupational Disease Insurance in full compliance with the laws of the state(s) in which the Contract Area is located.

        (d)   Excess/umbrella:

    Liability—$5,000,000.00

        (e)   Operator extra expense or care, custody and control:

    Coverage—$5,000,000.00

The minimum insurance requirements as set forth above shall not limit or diminish in any way the respective rights and obligations of the Parties under this Agreement. Except for Workers' Compensation, the policy(ies) of insurance obtained by Farmee shall provide that Farmor is an additional named insured for all coverages and shall contain waivers of rights of subrogation against Farmor.

12.   RESTRICTION ON ASSIGNMENT:

        During the Term, Farmee's rights and obligations under this Agreement shall not be assigned, subleased, farmed out or encumbered in whole or in part without obtaining Farmor's prior written consent (which consent shall not be unreasonably withheld or delayed). Any such consent shall (a) not be effective until Farmor has received an instrument of the parties evidencing such assignment, sublease or farmout wherein the assignee, sublessee or farmee has agreed to be bound by the terms of this Agreement; and (b) provide that such assignee, sublessee or farmee be subject to the same limitations on assignments, subleases, farmouts and encumbrances as provided herein. If Farmee elects to assign (x) its interest in any Production Unit which has been earned, (y) its interest under this Agreement and the associated Leasehold Rights or (z) otherwise farms out any of its rights or obligations hereunder, in each case, to a Capable Party, Farmee shall give Farmor not less than thirty (30) days' prior written notice of the proposed transaction and furnish reasonable particulars confirming that its proposed counterparty qualifies as a Capable Party, in which event Farmor shall consent to the assignment of Farmee's interest to such Capable Party and Farmee shall be relieved of its obligations to Farmor hereunder to the extent of the interest(s) transferred. "Capable Party" means a person or entity who or which has demonstrated technical expertise with respect to oil and gas drilling and production operations and has the financial capability to fulfill Farmee's obligations under the Farmout Agreement with respect to the assigned interests. Subject to the foregoing, this Agreement will extend to, inure to the benefit of and be binding upon the Parties and each of their successors and permitted assigns. Notwithstanding the foregoing, without the consent of Farmor, Farmee shall have the right to (i) mortgage or pledge as security for indebtedness all or any part of its interests in the Contract Area, and (ii) assign all or part of its rights and obligations hereunder to an Affiliate, but in neither case shall Farmee be relieved of its obligations to Farmor hereunder.

13.   FAILURE TO FULFILL DRILLING OBLIGATIONS:

        (a)   In the event that Farmee fails to drill the required number of Obligation Wells during any Calendar Period as required pursuant to Section 1(a) hereof and such failure is not cured on or before one hundred and eighty (180) days following the expiration of such Calendar Period (a "Drilling Obligation Deadline") or Farmee has not paid the Extension Amount (as hereinafter defined) on or before the expiration of such Drilling Obligation Deadline, then all of Farmee's rights, titles and interests in and to the Contract Area that is not within a Production Unit for any Obligation Well for which an Earning Event has occurred (the "Reversionary Rights") shall automatically terminate and vest in Farmors, and, upon request of Farmors, Farmee shall execute and deliver such instrument or instruments (containing a special warranty of title by, through and under Farmee, except for the Permitted Encumbrances, as defined in the Acquisition Agreement) as is necessary or desirable to evidence the termination and vesting in Farmors of the Reversionary Rights; provided, however, that if an Obligation Well is then being drilled by or on behalf of Farmee and within a reasonable period of time thereafter it is reasonably expected that an Earning Event may occur with respect to such well, then the Reversionary Rights shall not terminate; provided further, however, if such Earning Event does not occur within a reasonable period of time with respect to such Obligation Well being drilled, then the Reversionary Rights shall automatically terminate and vest in Farmor. In the event that an assignment from Farmee to Farmors is required to effect any such reversion, such assignment shall be in a form mutually agreeable to the Parties containing no warranties except for a special warranty of title by, through and under Farmee.

        (b)   If Farmee tenders to Farmor a payment of $500,000 per undrilled Obligation Well with respect to any Calendar Period on or before the expiration of the Drilling Obligation Deadline applicable to such Calendar Period in which the shortfall occurred (the "Extension Payment"), such Extension Payment shall operate to cure any failure by Farmee to drill the Obligation Well(s) (with respect to the applicable Contract Period and on a cumulative basis) with respect to which such payment is made; provided, however, that Extension Payments may not apply to more than five (5) Obligation Wells during one (1) Calendar Period; and further provided that Extension Payments shall not apply to more than twenty (20) Obligation Wells (on a cumulative basis) during the Term.

        (c)   The term "Production Unit" means (i) in the case of a vertical well with no portion of its wellbore being a horizontal lateral, that portion of the Contract Area covering 320 acres, (ii) in the case of a horizontal well with the horizontal distance of such wellbore within the Target Formations of less than 2,000 feet, that portion of the Contract Area covering 320 acres, (iii) in the case of a horizontal well with the horizontal distance of such wellbore within the Target Formations equal to or more than 2,000 feet, that portion of the Contract Area covering 640 acres, or (iv) in the event that Farmee fulfills the cumulative Obligation Well commitment set forth in Section 1 hereof, all of the Leases. Portions of the Contract Area for which a Production Unit applies shall be designated by Farmee (subject to applicable spacing or field rules); provided, however, that no later than September 30th of each Calendar Period, Farmee shall deliver to Farmor the proposed location designations for Production Units that will be earned during the following Calendar Period; and further provided that on or before the 31st day of March of each Calendar Period, Farmee shall submit to Farmor "as drilled" plats indicating the location of Obligation Wells drilled during the preceding Calendar Period, including the distance of the horizontal wellbore within the Target Formations, and the proposed acreage earned from such Obligation Wells on each Lease, and the Parties, if necessary, shall meet to consider and modify such location designations in good faith at the following Quarterly Meeting. Notwithstanding the foregoing, in the event that Farmee's obligation to drill (or participate, including by way of farmout, in the drilling of) an Obligation Well is satisfied by an Extension Payment, Farmee shall not be entitled to a Production Unit or any acreage in the Leases whatsoever.

14.   FORCE MAJEURE:

        If any Party is rendered unable, wholly or in part by force majeure, to carry out its obligations under this Agreement, other than any obligation to make any money payments (which obligation will never be extended or suspended due to force majeure), such Party must give to the other Party prompt written notice of the force majeure, with reasonably full particulars, and thereupon the obligations of the Party giving the notice, so far as they are affected by the act of force majeure, will be suspended, and the running of all time periods within which certain actions must be completed will be tolled, during, but not longer than, the continuance of the force majeure plus such reasonable further period of time, if any, required to resume the suspended operation. The affected Party must use all reasonable diligence to remove the force majeure situation as quickly as practicable; provided, however, that it will not be required to settle strikes, lockouts or other labor difficulty contrary to its wishes. All such difficulties are to be handled entirely within the discretion of the Party concerned. "Force majeure" means an act of nature, strike, lock-out or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other adverse weather condition, explosion, governmental action, inaction, restraint or delay, or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming force majeure; provided that the unavailability of drilling rigs shall not qualify as force majeure.

15.   NON-SOLICITATION:

        Farmee agrees not to solicit or cause an Affiliate of Farmee to solicit any of Farmor's or its respective Affiliates' employees for performance of duties for Farmee or any of its Affiliates as an employee, contractor or consultant. The foregoing prohibition on solicitation shall not include an advertisement published in a general circulation newspaper or other similar recruiting media that are not expressly designed or targeted to solicit the employees of Farmor and also shall not apply to the situation wherein any employee of Farmor voluntarily approaches the other Farmee for employment. Such prohibition shall be in full force and effect for a period of three (3) years from the Effective Date.

16.   NO PARTNERSHIP:

        It is not the purpose or intention to create any mining partnership, joint venture, general partnership or other partnership relation and none shall be inferred.

17.   NOTICES:

        All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Farmee:	Antero Resources Appalachian Corporation
1625 17th Street
Denver, CO 80202
Attn: Vice President—Land
Telephone: (303) 357-7310
Telecopy: (303) 357-7315

With a copy to:	Vinson & Elkins LLP
1001 Fannin, Suite 2300
Houston, TX 77002
Attn: David Oelman
Telephone: (713) 758-3708
Telecopy: (713) 615-5861
If to Farmors:	Dominion Exploration & Production, Inc.
P.O. Box 1248, One Dominion Drive
Jane Lew, WV 26378
Attn: Land Manager
Telephone: (304) 884-2000
Telecopy: (304) 884-2094
With a copy to:	Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002-4995
Attn: Hugh Tucker
Telephone: (713) 229-1656
Telecopy: (713) 229-2856

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed if received during normal business hours or on the next business day, if received outside of normal business hours.

18.   TERM:

        Unless earlier terminated in accordance with the express terms of this Agreement, Farmee's drilling obligations, together with all other rights and obligations of the Parties hereunder, shall terminate as of December 31, 2017; provided, however, in the event that any Obligation Well for the calendar year of 2017 is being drilled as of such termination date, then such date will be extended for a six (6) month period (such total time period, the "Term"). Notwithstanding the foregoing, Exhibit A shall survive the termination or expiration of this Agreement.

19.   CONFLICT:

        In the event that any provision within this Agreement conflicts with any provision in the Acquisition Agreement, the terms provided in this Agreement shall control.

20.   TIME OF ESSENCE:

        Except as expressly provided otherwise in this Agreement, it is understood that time is of the essence in fulfilling all provisions of this Agreement.

21.   MODIFICATION:

        No change, modification or alteration of this Agreement shall be valid unless the same be made in writing and signed by the Parties hereto and no course of dealing between the Parties shall be construed to alter the terms hereof.

22.   GOVERNING LAW AND VENUE:

        THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN ALLEGHENY COUNTY, PENNSYLVANIA.

23.   CONFIDENTIALITY:

        Except as expressly set forth herein and except as required by applicable laws, the Parties hereto acknowledge and agree that this Agreement, their negotiations in connection herewith and all information obtained by or provided to any of them in connection with the matters contemplated herein or as it relates to the Contract Area will be maintained as confidential, except for disclosures to Representatives (as hereinafter defined) of the Parties and disclosures by Farmee to a third party that may be interested in participating in the drilling of any Obligation Well or other well (to the extent permitted hereunder) on the Leases; provided, however, that prior to making any such disclosures to third parties and/or Representatives, the Party disclosing such information shall obtain an undertaking of confidentiality from each such party. The term "Representatives," as used herein, shall mean (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any consultant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party's operations in connection with the Leases, including any consultant retained by such bank, other financial institution or entity.

24.   SEVERABILITY:

        If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

25.   COUNTERPARTS:

        This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature page follows.]

        IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement as of date set forth above:

FARMOR:		FARMEE:
DOMINION EXPLORATION & PRODUCTION, INC.		ANTERO RESOURCES APPALACHIAN CORPORATION
By:	/s/ BENJAMIN A. HARDESTY Benjamin A. Hardesty	By:	/s/ ALVYN A. SCHOPP Alvyn A. Schopp
Title:	President	Title:	Vice President and Treasurer
DOMINION TRANSMISSION, INC.
By:	/s/ SCOTT C. MILLER Scott C. Miller
Title:	VP Financial Management
DOMINION APPALACHIAN DEVELOPMENT, LLC
By:	/s/ BENJAMIN A. HARDESTY Benjamin A. Hardesty
Title:	President

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FARMOUT AGREEMENT